   Exhibit 2.3

GLOBAL BEVERAGE SOLUTIONS, INC.

7633 East 63rd Place, Suite 220

Tulsa, Oklahoma  74133

Phone:  (918) 605-2304

Fax: (918) 254-2988

January 5, 2006

VIA EMAIL

jerry@xbcv.com

Mr. Ted Farnsworth, President

XSTREAM BEVERAGE NETWORK, INC.

Re:

Letter of Intent between Global Beverage Solutions, Inc.

            and XStream Beverage Network, Inc.

Dear Mr. Farnsworth:

Reference is made to the Letter of Intent between GLOBAL BEVERAGE SOLUTIONS, INC., a Nevada corporation (“GBVS”) and XSTREAM BEVERAGE NETWORK, INC., a Nevada corporation (“XTRM”), dated December 15, 2006 (“Letter of Intent”), as amended by letter dated December 29, 2006.  Capitalized terms not defined herein shall have the meaning ascribed to them in the Letter of Intent.

GBVS and XTRM each hereby agrees that the date for the entering into and execution of the Merger Agreement shall be (i) on or before January 12, 2007, or (ii) if the parties are diligently working towards finalizing the Merger Agreement, on the date the Merger Agreement is executed.  The parties further agree that the Closing shall occur (i) on or before January 22, 2007, or (ii) if the parties are diligently working towards consummation of the Merger Agreement, on the date the Merger Agreement is consummated.

Except as specifically set forth herein, this letter does not amend or alter any terms and conditions of the Letter of Intent.  If you agree with the above, please execute two (2) copies of this letter and return them to me by facsimile and overnight mail as soon as possible.

Very truly yours,

GLOBAL BEVERAGE SOLUTIONS, INC.

By:	/s/ RICHARD CLARK
Richard Clark, President

Approved and accepted this 5th day of January, 2007

XSTREAM BEVERAGE NETWORK, INC.

By:	/s/ TED FARNSWORTH
Ted Farnsworth, Chief Executive Officer